Exhibit 99.1

1847 Reports 10.7% Increase in Revenue to $15.7 Million
for the Year Ended 2024

Gross profit increases 18.6% in 2024 vs 2023

NEW YORK, NY / ACCESSWIRE / March 31, 2025 / 1847 Holdings LLC ("1847" or the "Company") (NYSE American: EFSH), a holding company specializing in identifying over-looked, deep value investment opportunities in middle market businesses, today provided a business update and reported financial results for the year-ended December 31, 2024.

Key Financial Highlights from Continuing Operations

●	Total Revenue was $15.7M for the year-ended December 31, 2024 compared to $14.2M for the year-ended December 31, 2023, a 10.7% year-over-year increase

●	Gross profit was $7.8M for the year-ended December 31, 2024 compared to $6.6M for the year-ended December 31, 2023, an 18.6% year-over-year increase

●	Gross margin increased 330 basis points to 49.5% for the year-ended December 31, 2024, compared to 46.2% for the same period last year

2024 Operational Achievements and Subsequent Events

●	Exploring strategic alternatives for CMD Inc. (“CMD”) due to significant inbound interest from both strategic and financial sponsors

●	Reported CMD Inc. strong revenue growth and profitability for fiscal year 2023 and nine months ended September 30, 2024

●	Engaged Two Roads Advisors to facilitate sale of Wolo Mfg. Corp.

●	Completed acquisition of CMD, a Las Vegas-based cabinetry, millwork and door manufacturer

●	Sold High Mountain Door & Trim Inc. ("High Mountain"), a division of 1847 Cabinets for approximately $17 million, more than double the original purchase price

●	Disposition of ICU Eyewear; eliminated $4.5million of net liabilities from the balance sheet

Mr. Ellery W. Roberts, CEO of 1847, commented, “2024 was a transformative year marked by a series of strategic initiatives that served as a significant turning point for our company. We recorded revenue of $15.7 million for the year ended December 31, 2024, with gross profit increasing by 18.6% over the prior year. Toward the end of 2024, we completed the acquisition of CMD, a highly accretive addition to our portfolio. Notably, on a pro forma basis for the year-ended December 31, 2024, CMD reported revenues of $30.8 million—a 13.5% increase compared to the previous year. During the year, CMD’s gross profit increased by 25.9% to $13.6 million, while income from operations increased by 26.0% to $7.5 million. Net income grew by 28.9% to $7.5 million, a clear indication of CMD’s strong financial trajectory and continued market demand.

A key element of our growth strategy involves selectively refining our portfolio to maximize returns. In late September 2024, we finalized the sale of High Mountain, a Reno, Nevada-based provider of finished carpentry products and services. Originally acquired in October 2021, High Mountain was sold to a strategic buyer for $17.0 million, valuing the business at nearly seven times adjusted EBITDA. This sale price was almost double our estimated purchase price from three years prior, underscoring our ability to enhance portfolio value through strategic oversight and operational improvements.

While our reported net loss for the year may appear significant, it’s important to emphasize that a substantial portion of this loss is driven by non-cash and one-time items—particularly the change in fair value of our warrant liabilities. Due to features in the Series A and Series B warrants that allow the exercise price to decrease (subject to a floor) and the number of shares issuable to increase upon certain events (e.g., reverse stock splits, registration resets, or lower-priced financings), as well as the alternative cashless exercise option in the Series A warrants, these warrants provide added value to the holders beyond a standard fixed-for-fixed arrangement. As a result, we classify the warrants as liabilities and remeasure them at fair value each reporting period. Over time, upon exercise or expiration, the warrant liabilities will be reduced to zero, with changes reflected as an increase to shareholders’ equity and net income.

Excluding these non-cash charges, our core performance remains firmly in line with our long-term objectives, positioning us to capitalize on future growth opportunities.

Looking ahead, we expect to generate net income, projecting approximately $1.3 million in 2025 with revenue exceeding $45 million. This profitability milestone is expected to accelerate in 2026, with anticipated net income of $5.0 million and revenue surpassing $60 million—underscoring the success of our strategic vision and disciplined execution. With a strong pipeline of acquisition opportunities and a relentless focus on high-margin, scalable businesses, we believe we are positioned for exponential growth.

We are also exploring the potential strategic sale of Wolo, as well as strategic alternatives for CMD. The substantial inbound interest we have received is a testament to CMD’s strong market presence and financial performance. Given CMD’s impressive growth and the strategic value it presents, we believe this is the right time to explore opportunities that could unlock significant value for our shareholders. Our future has never been brighter, and we remain more confident than ever in our ability to drive sustained value for our investors,” concluded Mr. Roberts.

2024 Financial Highlights

Total revenues were $15,710,330 for the year ended December 31, 2024, as compared to $14,190,135 for the year ended December 31, 2023.

●	Revenues from the construction segment increased by $2,321,335, or 24.1%, to $11,960,884 for the year ended December 31, 2024 from $9,639,549 for the year ended December 31, 2023. The increase in revenues was primarily attributed to an increase in new multi-family projects and an increase in the average customer contract value.

●	Revenues from the automotive supplies segment decreased by $801,140, or 17.6%, to $3,749,446 for the year ended December 31, 2024 from $4,550,586 for the year ended December 31, 2023. The decrease in revenues was primarily attributed to working capital constraints on inventory.

Total cost of revenues was $7,937,588 for the year ended December 31, 2024, as compared to $7,637,496 for the year ended December 31, 2023.

●	Cost of revenues for the construction segment increased by $956,944, or 21.3%, to $5,439,723 for the year ended December 31, 2024 from $4,482,779 for the year ended December 31, 2023.

●	Cost of revenues for the automotive supplies segment decreased by $656,852, or 20.8%, to $2,497,865 for the year ended December 31, 2024 from $3,154,717 for the year ended December 31, 2023.

Total personnel costs were $6,538,872 for the year ended December 31, 2024, as compared to $4,990,561 for the year ended December 31, 2023.

Total general and administrative expenses were $5,000,843 for the year ended December 31, 2024, as compared to $3,272,333 for the year ended December 31, 2023.

Total professional fees were $6,896,438 for the year ended December 31, 2024, as compared to $2,378,190 for the year ended December 31, 2023.

Total operating expenses were $27,708,574 for the year ended December 31, 2024, as compared to $29,896,962 for the year ended December 31, 2023, resulting in a loss from operations of $11,998,244 for the year ended December 31, 2024, as compared to $15,706,827 for the year ended December 31, 2023

Total other expense, net, was $95,508,010 for the year ended December 31, 2024, as compared to $8,490,576 for the year ended December 31, 2023. Such change was primarily due to a loss on change in fair value of warrant liabilities of $77,638,662, amortization of debt discounts of $9,047,721, a loss on extinguishment of debt of $4,709,793, interest expense of $4,262,224 and other expense of $1,263,983, and offset by a gain on change in fair value of derivative liabilities of $1,401,373.

Net loss from continuing operations was $106,804,254 for the year ended December 31, 2024, as compared to $23,988,403 for the year ended December 31, 2023. Adjusted EBITDA was a loss of approximately $3,309,879 for the full year ended December 31, 2024, compared to a loss of approximately $3,455,112 for the same period last year.

The Company also advises that its audited consolidated financial statements for the fiscal year ended December 31, 2024 included in the Company’s Annual Form on 10-K will contain an audit report from its independent registered public accounting firm with a going concern. The Company is required to make public disclosure about this pursuant to NYSE American Company Guide Sections 401(h) and 610(b)).

EBITDA and Adjusted EBITDA

The Company reported Adjusted EBITDA of $(3,309,879) in FY 2024, as compared to Adjusted EBITDA of $(3,455,112) for FY 2023. The Company defines EBITDA as earnings before interest, taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA before other income (expense), gain on disposal of property and equipment, amortization of debt discounts, loss on extinguishment of debt, loss on change in fair value of warrant liabilities, gain on change in fair value of derivative liabilities, impairments of goodwill and intangible assets, certain non-recurring professional fees and management fees. Both EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA and Adjusted EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA as means to measure performance. The Company’s measurements of EBITDA and Adjusted EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to GAAP numbers for net loss for years ended December 31, 2024 and 2023.

	Year Ended December 31,
	2024	2023
Net loss from continuing operations	$(106,804,254)	$(23,988,403)
Interest expense	4,262,224	4,628,194
Income tax benefit	(702,000)	(209,000)
Depreciation and amortization	655,658	1,162,295
EBITDA	(102,588,372)	(18,406,914)
Other (income) expense	1,263,983	(12,611)
Gain on disposal of property and equipment	(13,000)	-
Amortization of debt discounts	9,047,721	4,232,231
Loss on extinguishment of debt	4,709,793	-
Loss on change in fair value of warrant liabilities	77,638,662	27,900
Gain on change in fair value of derivative liabilities	(1,401,373)	(385,138)
Impairment of goodwill and intangible assets	679,175	10,456,087
Professional fees	5,086,532	-
Management fees	2,267,000	633,333
Adjusted EBITDA	$(3,309,879)	$(3,455,112)

About 1847 Holdings LLC

1847 Holdings LLC (NYSE American: EFSH), a publicly traded diversified acquisition holding company, was founded by Ellery W. Roberts, a former partner of Parallel Investment Partners, Saunders Karp & Megrue, and Principal of Lazard Freres Strategic Realty Investors. 1847 Holdings' investment thesis is that capital market inefficiencies have left the founders and/or stakeholders of many small business enterprises or lower-middle market businesses with limited exit options despite the intrinsic value of their business. Given this dynamic, 1847 Holdings can consistently acquire businesses it views as "solid" for reasonable multiples of cash flow and then deploy resources to strengthen the infrastructure and systems of those businesses in order to improve operations. These improvements may lead to a sale or IPO of an operating subsidiary at higher valuations than the purchase price and/or alternatively, an operating subsidiary may be held in perpetuity and contribute to 1847 Holdings' ability to pay regular and special dividends to shareholders. For more information, visit www.1847holdings.com.

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Forward-Looking Statements

This press release may contain information about 1847 Holdings' view of its future expectations, plans and prospects that constitute forward-looking statements. All forward-looking statements are based on our management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to it. These statements are not statements of historical fact. Forward-looking statements are subject to a number of factors, risks and uncertainties, some of which are not currently known to us, that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial position. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include but are not limited to the risks set forth in "Risk Factors" included in our SEC filings.

Contact:

Crescendo Communications, LLC
Tel: +1 (212) 671-1020
Email: EFSH@crescendo-ir.com

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